Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	John Laws
	(405) 553-6984	(405) 530-7467

ENABLE MIDSTREAM PARTNERS, LP REPORTS

PRE-IPO FIRST QUARTER 2014 FINANCIAL RESULTS

•	Net income increases 24 percent compared to pro forma first quarter 2013

•	Adjusted EBITDA increases 18 percent compared to pro forma first quarter 2013

•	Distributable cash flow increases 22 percent compared to pro forma first quarter 2013

•	Partnership completes $575 million IPO

OKLAHOMA CITY, OKLAHOMA, April 30, 2014 – Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for first quarter 2014. Net income attributable to the Partnership was $149 million for first quarter 2014, an increase of $29 million, or 24 percent, compared to $120 million for pro forma first quarter 2013. The Partnership’s Adjusted EBITDA for first quarter 2014 was $231 million, an increase of $35 million, or 18 percent, compared to $196 million for pro forma first quarter 2013. Distributable cash flow (DCF) for first quarter 2014 was $187 million, an increase of $33 million, or 21 percent, compared to $154 million for pro forma first quarter 2013. Capital expenditures for first quarter 2014 were $149 million, including maintenance capital expenditures of $27 million. Pro forma first quarter 2013 results are included in this press release to provide the basis for comparison of quarterly results since first quarter 2013 historical results do not include Enogex LLC.

“2014 has started off very nicely with the completion of our much anticipated IPO, the announcement of our second Bakken crude gathering project and the signing of several transportation contracts,” said Lynn Bourdon, Enable Midstream’s CEO. “We are enthusiastic about the many opportunities we have in front of us and look forward to sharing more of the Enable Midstream story once we exit our post-IPO quiet period.”

BUSINESS HIGHLIGHTS

•	Completed $575 million IPO on April 11, 2014, including ArcLight’s sale of $75 million of units through the underwriters’ exercise of their over-allotment option.

•	Announced second Bakken project with XTO as an anchor tenant in Williams and Mountrail counties, one of the most active areas of the Bakken

•	Signed several transportation agreements, including a long-term contract with OG&E and a long-term contract moving growing natural gas production associated with the liquids-rich South Central Oklahoma Oil Province (SCOOP) play to Enable Gas Transmission’s (EGT’s) east-side markets

KEY OPERATING STATISTICS

•	Natural gas gathering volumes were 3.31 TBtu/d in the first quarter of 2014, a decrease of 11 percent compared to 3.70 TBtu/d for pro forma first quarter 2013. The decrease in gathering volumes is due primarily to lower gathering volumes on the Ark-La-Tex and Arkoma systems partially offset by higher gathering volumes on the Anadarko system resulting from increased production from the liquids-rich SCOOP and Mississippi Lime plays. Much of the decrease on the Ark-La-Tex and Arkoma systems will be offset by payments under minimum volume commitment contracts.

•	Natural gas processed volumes were 1.44 TBtu/d in the first quarter of 2014, an increase of 4 percent compared to 1.38 TBtu/d for pro forma first quarter 2013. The increase in volumes is primarily related to processed volume growth on the Anadarko system, including growth from the SCOOP and Mississippi Lime plays.

•	Gross NGL production was 65.28 MBbl/d in the first quarter of 2014, an increase of 18 percent compared to 55.22 MBbl/d for pro forma first quarter 2013 volumes. The increase in volumes is primarily related to Anadarko processed volume growth, including growth from the SCOOP and Mississippi Lime plays. Much of the new production on the Anadarko system is from rich gas plays, which is increasing the NGL content of the gas on the Anadarko system and resulting in higher NGL production.

•	Crude oil gathered volumes were 1.0 MBbl/d in the first quarter of 2014. Enable Midstream’s first crude gathering system commenced initial operations in November 2013.

•	Interstate transportation firm contracted capacity was 7.93 Bcf/d in the first quarter of 2014, a decrease of less than 1 percent compared to 7.96 Bcf/d for pro forma first quarter 2013.

•	Intrastate transportation average throughput was 1.57 TBtu/d in the first quarter of 2014, a decrease of 5 percent compared to 1.65 TBtu/d for pro forma first quarter 2013.

FIRST-QUARTER FINANCIAL PERFORMANCE

Gross margin was $369 million for first quarter 2014, an increase of $45 million compared to $324 million for pro forma first quarter 2013. Gathering and Processing gross margin was $207 million for first quarter 2014, an increase of $31 million compared to $176 million for pro forma first quarter 2013. The increase in Gathering and Processing gross margin is primarily a result of higher natural gas prices and higher gathering and processing volumes on the Anadarko system. Transportation and Storage gross margin was $162 million for first quarter 2014, an increase of $13 million compared to $149 million for pro forma first quarter 2013. The increase in Transportation and Storage gross margin is primarily a result of system optimization opportunities and operational synergies.

Operation and maintenance expense was $126 million for first quarter 2014, an increase of $10 million compared to $116 million for pro forma first quarter 2013. The increase in operation and maintenance expense was primarily due to standalone company costs and new assets placed into service.

Depreciation and amortization expense was $67 million for first quarter 2014, a decrease of $5 million compared to $72 million for pro forma first quarter 2013. The decrease in depreciation and amortization expense was primarily due to the implementation of new depreciation rates during the second quarter of 2013 offset by additional assets placed into service, including the McClure Plant and the Bakken crude oil gathering system.

Taxes other than income taxes were $14 million for first quarter 2014, a decrease of $2 million compared to $16 million for pro forma first quarter 2013. The decrease in taxes other than income taxes was primarily due to the release of a previously recorded reserve for state and local taxes.

Interest expense, net was $14 million for first quarter 2014, an increase of $2 million compared to $12 million for pro forma first quarter 2013. The increase in interest expense was primarily due to higher average outstanding debt balances in the first quarter of 2014.

Capital expenditures were $149 million for first quarter 2014, compared to $178 million for pro forma first quarter 2013. Expansion capital expenditures were $122 million for first quarter 2014, compared to $150 million for pro forma first quarter 2013. Maintenance capital expenditures were $27 million for first quarter 2014, compared to $28 million for pro forma first quarter 2013.

OUTLOOK

While Enable Midstream is not issuing guidance for 2014 due to the post-IPO quiet period, Enable Midstream reaffirms the forecast for the twelve months ending March 31, 2015 included in Enable Midstream’s prospectus dated April 10, 2014. At the time of reporting our second quarter results, Enable Midstream will provide an updated forecast and 2014 guidance.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing first quarter results is scheduled today at 9:00 a.m. Eastern. The dial-in number to access the conference call is 866-952-1908 and the conference call ID is ENBLQ114. Investors may also listen to the call via the partnership’s website at http://investors.enablemidstream.com/. Replays of the conference call will be available on the partnership’s website.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable Midstream owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The Partnership’s assets include approximately 11,000 miles of gathering pipelines, 12 major processing plants with approximately 2.1 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 86.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

NON-GAAP FINANCIAL MEASURES

Enable Midstream has included the non-GAAP financial measures gross margin, Adjusted EBITDA and distributable cash flow in this press release based on information in its financial statements.

Gross margin, Adjusted EBITDA and distributable cash flow are supplemental financial measures that management and external users of Enable Midstream’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable Midstream’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable Midstream’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable Midstream’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest, and Adjusted EBITDA to net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated. Enable Midstream believes that the presentation of gross margin, Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA and distributable cash flow have important limitations as an analytical tool because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in Enable Midstream’s industry, its definitions of gross margin, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable Midstream Partners’ strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable Midstream’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable Midstream assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable Midstream’s actual results and plans could differ materially from those expressed in any forward-looking statements.

Enable Midstream Partners, LP

Condensed Combined and Consolidated Statements of Income

(unaudited)

	Historical
	Three Months Ended March 31,
	2014	2013
	(In millions)
Revenues	$1,002	$261
Cost of Goods Sold, excluding depreciation and amortization	633	45
Operating Expenses:
Operation and maintenance	126	69
Depreciation and amortization	67	30
Taxes other than income taxes	14	9

Total Operating Expenses	207	108

Operating Income	162	108

Other Income (Expense):
Interest expense	(14)	(24)
Equity in earnings of equity method affiliates	3	5
Interest income - affiliated companies	—	7

Total Other Income (Expense)	(11)	(12)

Income Before Income Taxes	151	96
Income tax expense	1	37

Net Income	$150	$59
Less: Net income attributable to noncontrolling interest	1	—

Net Income attributable to Enable Midstream Partners, LP	$149	$59

Enable Midstream Partners, LP

Supplemental Disclosures

Certain information contained in this release relates to periods that ended prior to the acquisition of Enogex LLC (Enogex) by Enable Midstream Partners, LP. The Partnership believes that combined historical data with Enogex, along with certain pro forma adjustments, is relevant and meaningful, enhances the discussion of periods presented and is useful to the reader to better understand trends in the Partnership’s operations. The pro forma adjustments, as discussed in the footnotes below, only give effect to events that are (1) directly attributable to the formation of the Partnership; (2) factually supportable; and (3) expected to have a continuing effect on the consolidated results of the Partnership.

The following information is for informational purposes only and should not be considered indicative of future results. The following pro forma financial data was derived from the Parternship’s combined financial information, Enogex consolidated financial information and certain adjustments described below. Further, management does not believe that the pro forma financial data is necessarily indicative of the financial data that would have been reported by the Partnership had the acquisition of Enogex closed prior to the historical period presented, future results of the Partnership, or other transactions that resulted in the formation of the Partnership.

Enable Midstream Partners, LP

Unaudited Supplemental Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2013

	Enable Midstream Partners, LP Historical	Enogex Historical	Pro Forma Adjustments		Enable Midstream Partners, LP Pro Forma
	(In millions)
Revenues	$261	$464	$1	A	$726
Cost of Goods Sold, excluding depreciation and amortization	45	360	(3	)A	402
Operating Expenses:
Operation and maintenance	69	47	—		116
Depreciation and amortization	30	27	15	A	72
Taxes other than income taxes	9	7	—		16

Total Operating Expenses	108	81	15		204

Operating Income	108	23	(11)		120

Other Income (Expense):
Interest expense	(24)	(9)	(4	)C	(12)
			(1	)D
			3	A
			23	B
Equity in earnings of equity method affiliates	5	—	(2	)F	3
Interest income - affiliated companies	7	—	(7	)B	—
Other, net	—	9	—		9

Total Other Income (Expense)	(12)	—	12		—

Income Before Income Taxes	96	23	1		120
Income tax expense (benefit)	37	—	(37	)E	—

Net Income	$59	$23	$38		$120
Less: Net income attributable to noncontrolling interest	—	—	—		—

Net Income attributable to Enable Midstream Partners, LP	$59	$23	$38		$120

Enable Midstream Partners, LP

Supplemental Disclosures (continued)

(A)	This adjustment reflects the acquisition of Enogex on May 1, 2013:

Revenue. The impact of removing the historical amortization and the historical recognition of deferred revenues at May 1, 2013 results in a net increase to revenue of $1 million during the three months ended March 31, 2013.

Cost of Goods Sold, Excluding Depreciation and Amortization. The impact of recognizing liabilities for loss contract at May 1, 2013 results in a reduction to cost of goods sold, excluding depreciation and amortization, of $3 million during the three months ended March 31, 2013.

Depreciation and Amortization. As a result of applying purchase accounting to the acquisition of Enogex, property, plant and equipment and identifiable intangible assets were recorded at their fair value, resulting in additional depreciation and amortization expense. The impact of the step-up on depreciation expense is $15 million during the three months ended March 31, 2013.

Interest Expense. The pro forma impact of the amortization of the premium, less the historical recognition of the premium, discount and deferred charges on interest expense, net of historical capitalized interest, is $3 million during the three months ended March 31, 2013.

(B)	Interest Expense. This adjustment reflects the settlement on May 1, 2013 of certain notes receivable—affiliated companies and notes payable—affiliated companies with CenterPoint Energy, Inc. and OGE Energy Corp., historically held by the Partnership and Enogex, respectively, by a total of $16 million during the three months ended March 31, 2013.

(C)	Interest Expense. This adjustment reflects the entrance into the $1.05 billion Term Loan Facility on May 1, 2013: this issuance results in an increase in interest expense of $4 million during the three months ended March 31, 2013.

(D)	Interest Expense. This adjustment reflects the entrance into the Revolving Credit Facility on May 1, 2013: this issuance results in an increase in interest expense of $1 million during the three months ended March 31, 2013.

(E)	Income Tax Expense. Upon conversion to a limited partnership on May 1, 2013, the Partnership’s earnings are no longer subject to income tax (other than Texas state margin taxes) and are taxable at the individual partner level. The pro forma adjustment to income taxes for the three months ended March 31, 2013 removes $37 million of historical income tax expense.

(F)	Equity in earnings of equity method affiliates. The 25.05% interest in SESH distributed to CenterPoint Energy, Inc. results in a pro forma reduction to earnings of equity method affiliates of $2 million during the three months ended March 31, 2013.

Enable Midstream Partners, LP

Non-GAAP Financial Measures

	Historical		Pro Forma Three
	Three Months Ended March 31,		Months Ended March 31,
	2014	2013	2013
		(In millions )
Reconciliation of gross margin to revenues:
Revenues	$1,002	$261	$726
Cost of Goods Sold, excluding depreciation and amortization	633	45	402

Gross margin	$369	$216	$324
Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest:
Net income attributable to controlling interest	$149	$59	$120
Add:
Depreciation and amortization expense	67	30	72
Interest expense, net of interest income	14	17	11
Income tax expense	1	37	—

EBITDA	$231	$143	$203
Add:
Distributions from equity method affiliates	3	9	5
Less:
Equity in earnings of equity method affiliates	(3)	(5)	(2)
Gain on disposition	—	—	(10)

Adjusted EBITDA	$231	$147	$196
Less:
Adjusted interest expense, net	(17)	(17)	(14)
Maintenance capital expenditures	(27)	(22)	(28)

Distributable cash flow	$187	$108	$154

Enable Midstream Partners, LP

Non-GAAP Financial Measures (continued)

	Historical
	Three Months Ended March 31,
	2014	2013
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$106	$123
Interest expense, net of interest income	14	17
Net (income) loss attributable to noncontrolling interest	(1)	—
Income tax expense	1	—
Deferred income tax (expense) benefit	—	(37)
Equity in earnings of equity method affiliates (net of distributions)	(3)	(5)
Impairment	—	—
Other non-cash items	226	52
Changes in operating working capital which (provided) used cash:
Accounts receivable	(52)	(25)
Accounts payable	(61)	2
Other, including changes in non-current assets and liabilities	1	16

EBITDA	$231	$143
Add:
Distributions from equity method affiliates	3	9
Less:
Equity in earnings of equity method affiliates	(3)	(5)

Adjusted EBITDA	231	147

Enable Midstream Partners, LP

Operating Data

	Enable Midstream Partners, LP Historical		Enogex LLC Historical	Enable Midstream Partners, LP Pro Forma
	Three Months Ended March 31,		Three Months Ended March 31,	Three Months Ended March 31,
	2014	2013	2013	2013
Operational Data
Natural Gas - Gathered volumes - TBtu	298	195	138	333
Natural Gas - Gathered volumes - TBtu/d	3.31	2.17	1.53	3.70
Natural gas processed volumes - TBtu	130	30	95	125
Natural gas processed volumes - TBtu/d	1.44	0.33	1.05	1.38
NGLs produced - MBbls/d(1)	65.28	10.07	45.15	55.22
NGLs sold - MBbls/d(1)	66.16	10.08	45.08	55.16
Condensate sold - MBbls/d	5.15	0.11	3.15	3.26
Crude Oil - Gathered volumes - MBbl/d(2)	1.00	—	—	—
Transported volumes - TBtu	500	367	149	516
Transported volumes - TBtu/day	5.55	4.08	1.65	5.73
Interstate firm contracted volumes - TBtu/day	7.93	7.96	—	7.96
Intrastate Transported volumes - TBtu/day	1.57	—	1.65	1.65

(1)	Excludes Condensate.
(2)	Initial operation of the system began on November 1, 2013.